Exhibit 4.4

EXECUTION VERSION

OAK PACIFIC INTERACTIVE

AMENDED AND RESTATED VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is entered into as of April 4, 2008 by and among Oak Pacific Interactive, an exempted company incorporated under the Companies Law (2004 Revision) of the Cayman Islands (the “Company”), those holders of the Company’s Series A Preferred Shares (as defined below) and Series B Preferred Shares (as defined below) listed on Schedule A hereto (individually, a “Junior Preferred Investor” and collectively, the “Junior Preferred Investors”), certain holders of the Company’s Ordinary Shares (as defined below), listed on Schedule B hereto (individually, a “Founder” and collectively, the “Founders”), certain other holders of the Company’s Ordinary Shares listed on Schedule C (the “UU Holders”), the holders of Series C Preferred Shares (as defined below) listed on Schedule D hereto (each a “Series C Investor” and together, the “Series C Investors”), the holders of Series D Preferred Shares (as defined below) and Series D Warrants (as defined below), listed on Schedule E hereto (each a “New Investor” and together, the “New Investors”).

RECITALS:

1. This Agreement amends and restates that certain Voting Agreement (the “Prior Agreement”), dated as of March 2, 2006, by and among the parties thereto, as originally entered into on October 7, 2005.

2. The execution and delivery of this Agreement is a condition to closing the transactions contemplated by that certain Series D Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company and the New Investors.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Prior Agreement shall be superceded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Defined Terms.

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the following meanings:

“2006 Equity Incentive Plan” means the Company’s equity incentive plan duly approved by the Company’s Board of Directors for issuance to officers, directors, advisors, consultants and employees of the Company and the Subsidiaries and effective from February 27, 2006.

“2008 Equity Incentive Plan” means the Company’s equity incentive plan duly approved by the Company’s Board of Directors for issuance to officers, directors, advisors, consultants and employees of the Company and the Subsidiaries and effective from January 31, 2008.

“2009 Series D Warrants” has the meaning set forth in the Purchase Agreement.

“2010 Series D Warrants” has the meaning set forth in the Purchase Agreement.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Board of Directors” means the Board of Directors of the Company.

“Company Designees” means the members of the Company’s Board of Directors appointed pursuant to Sections 2.1(a) and 2.1(b).

“DCM Shareholders” means DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P. and any Affiliate thereof that owns or acquires any Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“General Atlantic Shareholders” means GAP LP, GAP Coinvestment III, GAP Coinvestment IV, GAP Coinvestments CDA, GAP-W, GapStar, GmbH Coinvestment, and any Affiliate thereof that owns or acquires any Shares, and the term “General Atlantic Shareholder” shall mean any such Person.

“GAP LP” means General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership.

“GAP-W” means GAP-W International LP, a Bermuda limited partnership.

“GAP Coinvestment III” means GAP Coinvestments III, LLC, a Delaware limited liability company.

“GAP Coinvestment IV” means GAP Coinvestments IV, LLC, a Delaware limited liability company.

“GAP Coinvestments CDA” means GAP Coinvestments CDA, L.P. a Delaware limited partnership.

“GapStar” means GapStar, LLC, a Delaware limited liability company.

“GmbH Coinvestment” means GAPCO GmbH & Co. KG, a German limited partnership.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Investors” means the Junior Preferred Investors, the UU Holders, the Series C Investors, and the New Investors, and the term “Investor” shall mean any such Person.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement dated as of the date hereof among the Company and the Shareholders.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.01.

“Ordinary Share Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including, without limitation the Preferred Shares, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or any Ordinary Share Equivalent.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

“Qualified IPO” has the meaning as set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as amended.

“Right of First Offer and Co-Sale Agreement” means the Amended and Restated Right of First Offer and Co-Sale Agreement dated as of the date hereof among the Company and the Shareholders.

“Shareholders” means the Founders, the Investors and their Permitted Transferees (as defined in the Right of First Offer and Co-Sale Agreement), and any Person who acquires Shares from any such Person or their transferees or assignees in accordance with the Right of First Offer and Co-Sale Agreement.

“Shares” means the Ordinary Shares, whether now owned or hereafter acquired, and any other Ordinary Share Equivalents.

“Series A Preferred Shares” means Series A Preferred Shares of the Company, par value US$0.01 per share.

“Series B Preferred Shares” means Series B Preferred Shares of the Company, par value US$0.01 per share.

“Series C Preferred Shares” means Series C Preferred Shares of the Company, par value US$0.01 per share.

“Series D Preferred Shares” means Series D Preferred Shares of the Company, par value US$0.01 per share.

“Series D Warrants” has the meaning set forth in the Purchase Agreement.

“Softbank Shareholders” means Softbank Corp., its Permitted Transferees (as defined in the Right of First Offer and Co-Sale Agreement) and any Affiliate thereof that owns or acquires any Shares and the term “Softbank Shareholder” shall mean any such Person.

“Subsidiaries” has the meaning set forth in the Purchase Agreement.

“TCV Shareholders” means TCV V, L.P., TCV Member Fund, L.P. and any Affiliate thereof that owns or acquires Shares.

Terms defined elsewhere in this Agreement.

“Agreement”	Preamble
“Company”	Preamble
“DCM Designee”	Section 2.1(d)
“Founder”	Preamble
“Founders”	Preamble
“GA Designee”	Section 2.1(e)
“New Investor”	Preamble
“New Investors”	Preamble
“Prior Agreement”	Recitals
“Junior Preferred Investor”	Preamble
“Junior Preferred Investors”	Preamble
“Purchase Agreement”	Recitals
“Series C Investor”	Preamble
“Series C Investors”	Preamble
“Softbank Designee”	Section 2.1(f)
“Terminated GA Designee”	Section 3(b)
“Terminated Softbank Designee”	Section 3(c)
“UU Holders”	Preamble

2. Corporate Governance.

2.1 Board Representation. During the term of this Agreement, the Shareholders agree to vote all of the Shares owned by them, by written consent, or at any annual or special meeting called for the purpose of electing directors, and take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a shareholder, director or officer of the Company or otherwise), so as to cause the total number of authorized directors of the Company to be six (6) (subject to adjustment based upon the Softbank Shareholders’ right to appoint an additional director pursuant Section 2.1(f)), and to elect the following individuals to the Board of Directors as more fully set forth below:

(a) the Chief Executive Officer of the Company, who shall be appointed by the Board of Directors, and who shall initially be Joseph Chen;

(b) one (1) designee of the Company, who shall be nominated by the Chief Executive Officer, who shall initially be James Liu.

(c) one (1) independent director within the meaning of Rule 4200 of the Marketplace Rules of The Nasdaq Stock Market, Inc., who shall be reasonably acceptable to the New Investors, the Series C Investors, the DCM Designee, and the Chief Executive Officer, who shall initially be Shoa-Kai Liu; provided that no current or former officer or employee of the Company or any Affiliate of a current or former officer or employee of the Company shall be designated pursuant to this Section 2.1(c);

(d) Provided that and for so long as the DCM Shareholders continue to hold at least one million five hundred thousand (1,500,000) Ordinary Shares then outstanding (calculated on an as converted basis and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such Shares), one (1) designee of the DCM Shareholders, who shall be nominated by the holders of a majority of the Ordinary Shares and Preferred Shares held by the DCM Shareholders (the “DCM Designee”), which designee shall initially be David Chao, provided, however, at such time as David Chao no longer sits on the Board of Directors, the DCM Designee shall be such person who is designated by the DCM Shareholders after reasonable consultation with the Chief Executive Officer, during which consultation the DCM Shareholders shall propose at least two potential candidates to replace David Chao. The Chief Executive Officer shall promptly accept one of such two proposed replacement candidates as the DCM Designee;

(e) Provided that and for so long as the General Atlantic Shareholders hold at least twenty percent (20%) of the Series C Preferred Shares (or the Ordinary Shares issuable upon conversion of such Series C Preferred Shares) held by the General Atlantic Shareholders on March 2, 2006, one (1) designee of the General Atlantic Shareholders, who shall initially be Zheng Wang (the “GA Designee”);

(f) Provided that at any time and for so long as the Softbank Shareholders hold at least eighty percent (80%) of the Series D Preferred Shares (assuming the 2009 Series D Warrants and the 2010 Series D Warrants have been exercised in full by them at such time) (or the Ordinary Shares issuable upon conversion of such Series D Preferred Shares) then outstanding, one (1) designee of the Softbank Shareholders, who shall initially be Masayoshi Son (the “Softbank Designee”). Upon exercise of all of the 2009 Series D Warrants and for so long as the Softbank Shareholders hold at least eighty percent (80%) of the Series D Preferred Shares (assuming the 2009 Series D Warrants and the 2010 Series D Warrants have been exercised in full by them at such time) (or the Ordinary Shares issuable upon conversion of such Series D Preferred Shares) then outstanding, the Softbank Shareholders shall have the right to nominate one additional director and the Board of Directors shall be increased in size to seven (7) members. The identity of the person(s) nominated by Softbank to act as a director(s) is subject to the satisfaction and approval of at least a majority of the Board of Directors (excluding the vote of the board members designated by the Softbank Shareholders), acting reasonably (such approved nominee also being each a “Softbank Designee”). In the event of rejection of the proposed Softbank Designee, the Softbank Shareholders shall be entitled to designate another nominee; and

(g) This Agreement shall apply solely to matters related to the election of directors (and the size of the Board of Directors) upon which Shareholders have a right to vote under the Memorandum or Articles of Association of the Company.

2.2 Committee Representation. The GA Designee and the Softbank Designee each shall have the right to be appointed to each committee of the Board of Directors and each Shareholder shall vote its or his Shares to cause the Board of Directors to give effect to this Section 2.2.

2.3 Rights and Obligations of the Shareholders and the Company in Relation to Each Subsidiary. Unless otherwise agreed to by the GA Designee, the Softbank Designee(s), and the DCM Designee in writing, the Company shall cause the board of directors of each wholly-owned Subsidiary, to the extent permitted by applicable law, to be the same size as the Board of Directors and to include directors nominated by Shareholders of the Company in the same proportion as each such Shareholder is represented on the Board of Directors. With respect to each Subsidiary that is not wholly-owned, each Shareholder with a right to nominate a director to the Board of Directors shall have the right to nominate a director to the board of directors of each such Subsidiary and the Company shall take all actions necessary and desirable to give effect to such right. The right of nomination by each Shareholder shall also carry the right to remove or replace the director so nominated, and if a nominating Shareholder ceases to be a Shareholder, such Shareholder shall immediately cause the directors on the board of each Subsidiary appointed by such Shareholder to resign or be removed. The Shareholders shall cause their nominees on the boards of directors of the Subsidiaries to vote in the manner determined by the Board of Directors and shall cause any director who fails to vote in such manner to be removed. The Company shall ensure that no board of directors of any Subsidiary shall take any action without the prior approval of the Board of Directors. The Company shall cause the quorum and voting arrangements and other procedures with respect to the boards of directors of the Subsidiaries, as well as other corporate governance matters, to the extent permitted by applicable law, to be the same as those set forth in Section 3 with respect to the Board of Directors and the Company.

3. Appointment of Directors.

(a) In the event of the resignation, death, removal or disqualification of a director selected pursuant to Section 2.1 (Board Representation), the Shareholders entitled to select such director pursuant to Section 2.1 (Board Representation) shall promptly nominate a new director, and, after written notice of the nomination has been given by such Shareholders to the other Shareholders, the Shareholders entitled to vote with respect to the election of such director shall vote his/her/its Shares to elect such nominee to the Board of Directors; provided that, in the case of a new director elected pursuant to Section 2.1(d), Section 2.1(e), or Section 2.1(f) the right of the DCM Shareholders, the General Atlantic Shareholders, or the Softbank Shareholders, as the case may be, shall be subject to the share ownership conditions set forth in Section 2.1(d), Section 2.1(e), Section 2.1(f), as the case may be.

(b) If it is the GA Designee that resigns, dies, is removed or is disqualified (a “Terminated GA Designee”), neither the Shareholders nor the Board of Directors shall authorize the Company to transact any business outside the ordinary course of business or that is adverse to the interests of the General Atlantic Shareholders as Shareholders until the earlier of (i) the date that the successor or replacement GA Designee nominated by the General Atlantic Shareholders has been elected pursuant to Article 75.4 of the Company’s Memorandum and Articles of Association or (ii) the date that is ten (10) days after the original date of the resignation, death, removal or disqualification of the Terminated GA Designee; provided, however, that the General Atlantic Shareholders shall in good faith use their commercially reasonable efforts to nominate and elect a successor or replacement GA Designee as soon as possible after the resignation, death, removal or disqualification of the Terminated GA Designee and in any case within ten (10) days after such resignation, death, removal or disqualification; provided, further, that the other Shareholders agree to cooperate in good faith with the General Atlantic Shareholders in furtherance of the foregoing provisions and vote their Shares, to the extent necessary under the laws of the Cayman Islands, whether by way of a meeting called for that purpose or by written consent and in any event as expeditiously as reasonably possible, in accordance with the Company’s Memorandum and Articles of Association and this Agreement to elect the person nominated by the General Atlantic Shareholders to replace or succeed the Terminated GA Designee.

(c) If it is the Softbank Designee that resigns, dies, is removed or is disqualified (a “Terminated Softbank Designee”), neither the Shareholders nor the Board of Directors shall authorize the Company to transact any business outside the ordinary course of business or that is adverse to the interests of the Softbank Shareholders as Shareholders until the earlier of (i) the date that the successor or replacement Softbank Designee nominated by the Softbank Shareholders has been elected pursuant to Article 75.4 of the Company’s Memorandum and Articles of Association or (ii) the date that is ten (10) days after the original date of the resignation, death, removal or disqualification of the Terminated Softbank Designee; provided, however, that the Softbank Shareholders shall in good faith use their commercially reasonable efforts to nominate and elect a successor or replacement Softbank Designee as soon as possible after the resignation, death, removal or disqualification of the Terminated Softbank Designee and in any case within ten (10) days after such resignation, death, removal or disqualification; provided, further, that the other Shareholders agree to cooperate in good faith with the Softbank Shareholders in furtherance of the foregoing provisions and vote their Shares, to the extent necessary under the laws of the Cayman Islands, whether by way of a meeting called for that purpose or by written consent and in any event as expeditiously as reasonably possible, in accordance with the Company’s Memorandum and Articles of Association and this Agreement to elect the person nominated by the Softbank Shareholders to replace or succeed the Terminated Softbank Designee.

4. Removal. Each Shareholder entitled to designate a director pursuant to Section 2.1 (Board Representation) may remove its or his designated director at any time and from time to time, with or without cause (subject to the Articles of Association of the Company and any requirements of law), in his or its sole discretion, and, after written notice to each of the parties hereto of the new nominee designated to replace such director, each Shareholder entitled to vote with respect to the election of such director shall promptly vote its or his Shares to elect such nominee to the Board of Directors; provided that, in the case of a new director elected pursuant to Section 2.1(d), Section 2.1(e), or Section 2.1(f), the right of the DCM Shareholders, the General Atlantic Shareholders, or the Softbank Shareholders, as the case may be, shall be subject to the share ownership conditions set forth in Section 2.1(d), Section 2.1(e), or Section 2.1(f), as the case may be. For the avoidance of doubt, the Company Designees may only be removed by the Company, the GA Designee may only be removed by the General Atlantic Shareholders, the DCM Designee may only be removed by the DCM Shareholders, the Softbank Designee(s) may only be removed by the Softbank Shareholders, and no Shareholder shall vote its Shares to remove the Company Designees, the GA Designee, the DCM Designee or the Softbank Designee(s) without the prior written consent of the Company, the General Atlantic Shareholders, the DCM Shareholders, or the Softbank Shareholders as the case may be.

5. Observer Rights.

(a) At any time at which the DCM Shareholders (i) hold at least five hundred thousand (500,000) Ordinary Shares then outstanding (calculated on an as converted basis and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such Shares), and (ii) no longer have the right to appoint the DCM Designee, the Company shall permit the DCM Shareholders to designate (by the vote of the holders of at least a majority of the Shares held by the DCM Shareholders) any one person to receive notice and all such other information relating to such meetings as is given to members of the Board of Directors and attend all meetings of the Board of Directors in a non-voting observer capacity.

(b) For as long as the TCV Shareholders holds at least fifty percent (50%) of the Series C Preferred Shares (or Ordinary Shares issued upon conversion of the Series C Preferred Shares) held by the TCV Shareholders on March 2, 2006 the Company shall permit the TCV Shareholders to designate (by the vote of the holders of at least a majority of the Shares held by the TCV Shareholders) any one person to receive notice and all such other information relating to such meetings as is given to members of the Board of Directors and attend all meetings of the Board of Directors in a non-voting observer capacity.

(c) Until such time as all the 2009 Series D Warrants (i) are exercised and a second Softbank Designee has been approved to join the Board of Directors or (ii) expire by their terms, the Company shall permit the Softbank Shareholders to designate (by the vote of the holders of at least a majority of the Shares held by the Softbank Shareholders) any one person to receive notice and all such other information relating to such meetings as is given to members of the Board of Directors and attend all meetings of the Board of Directors in a non-voting observer capacity.

In each case, such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received. The Company reserves the right to exclude such observer from access to any materials or meetings or portions thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege.

6. Legends. Each certificate representing Shareholders’ Shares shall be endorsed by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.”

7. No Liability for Election of Recommended Director. None of the Shareholders nor any officer, director, shareholder, partner, member, employee or agent of any Shareholder makes any representation or warranty as to the fitness or competence of the nominee of any Shareholder or individual hereunder to serve on the Board of Directors by virtue of such Shareholder’s execution of this Agreement or by the act of such Shareholder in voting for such nominee pursuant to this Agreement.

8. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

9. Specific Enforcement. Each party hereto agrees that its obligations hereunder are necessary and reasonable to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

10. Covenants of the Company. The Company agrees to use commercially reasonable efforts to ensure that the rights given to the applicable Shareholders hereunder are effective and that such Shareholders enjoy the benefits thereof, including, without limitation causing the nomination and election of the designees in accordance with Section 2 (Corporate Governance) The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Shareholders hereunder against impairment. The Company shall not issue any Shares or any other Shares to any Person (other than issuances pursuant to the 2008 Equity Incentive Plan and 2006 Equity Incentive Plan) unless, as a condition of such issuance, such Person becomes a party to this Agreement, the Investors’ Rights Agreement, and the Right of First Offer and Co-Sale Agreement on terms and conditions reasonably satisfactory to the parties hereto and thereto.

11. Covenants of the Shareholders. From and after the execution of this Agreement, in any written consent or at any annual or special meeting of Shareholders, (a) each of the Shareholders shall vote its Shares, and each of the Shareholders and the Company shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure that the Company’s Memorandum and Articles of Association do not, at any time hereafter, conflict in any respect with the provisions of this Agreement, the Investors’ Rights Agreement, or the Right of First Offer and Co-Sale Agreement; (b) each of the Shareholders shall vote his or its Shares, upon any matter submitted for action by the Shareholders, in conformity with the specific terms and provisions of this Agreement, the Investors’ Rights Agreement, the Right of First Offer and Co-Sale Agreement and the Company’s Memorandum and Articles of Association; and (c) none of the Shareholders shall vote his or its Shares in favor of any amendment of the Company’s Memorandum and Articles of Association which would conflict with, or purport to amend or supercede, any of the provisions of this Agreement, the Investors’ Rights Agreement, or the Right of First Offer and Co-Sale Agreement. In order to effectuate the provisions of this Agreement, the Investors’ Rights Agreement, or the Right of First Offer and Co-Sale Agreement, each of the Shareholders (i) hereby agrees that when any action or vote is required to be taken pursuant to this Agreement, such Shareholder, as the case may be, shall use his or its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a meeting of the Shareholders, or to execute or cause to be executed a written consent to effectuate such Shareholder action, (ii) shall use his or its reasonable best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement, the Investors’ Rights Agreement, and the Right of First Offer and Co-Sale Agreement, and (iii) shall use his or its reasonable best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no Secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Agreement, the Investors’ Rights Agreement, or the Right of First Offer and Co-Sale Agreement.

12. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

13. Execution by the Company. The Company shall cause the certificates evidencing the Shares to bear the legend required by Section 6 (Legends) above, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by Section 6 (Legends) herein and/or failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 13 (Execution by the Company) shall not affect the validity or enforcement of this Agreement.

14. Board Meeting Expenses. The Company agrees to reimburse the directors of the Company and the observer selected by the DCM Shareholders for reasonable travel and other customary expenses incurred in connection with attendance at Board of Directors and committee meetings and other Company business.

15. Director’s and Officer’s Insurance. The Company shall use commercially reasonable efforts to obtain, within a reasonable time following the date of this Agreement, adequate insurance covering its officers and directors and their related persons, including the venture funds, from claims arising from actions taken in good faith on behalf of the Company, provided that such insurance is available on commercially reasonable terms as determined by the Board of Directors of the Company.

16. Board Meetings. Unless otherwise determined by the Company’s Board of Directors, meetings of the Board of Directors of the Company shall be held at least once each calendar quarter.

17. Indemnification Agreements. At such time as a DCM Designee serves on the Company’s Board of Directors, the Company and the DCM Designee will enter into an Indemnification Agreement mutually acceptable to the Company and the DCM Designee. In addition, the GA Designee and the Company will enter into an Indemnification Agreement mutually acceptable to the Company and the GA Designee. Finally, the Softbank Designee(s) and the Company will enter into an Indemnification Agreement mutually acceptable to the Company and the Softbank Designee(s).

18. Amendments; Waivers. Any term hereof may be amended or waived with the written consent of: (i) the Company; (ii) the holders of at least a majority of the Preferred Shares, voting together as a single class on an as converted into Ordinary Shares basis; (iii) such General Atlantic Shareholders owning at least a majority of the Shares owned by all of the General Atlantic Shareholders; (iv) such DCM Shareholders owning at least a majority of the Shares owned by all of the DCM Shareholders (v) such Softbank Shareholders owning at least a majority of the Shares owned by all of the Softbank Shareholders and (vi) the holders of a majority of the Ordinary Shares held by the Shareholders (or their respective successors and assigns); provided that no consent of any Founder shall be necessary for any amendment and/or restatement which merely includes additional holders of Preferred Shares or other preferred shares of the Company or other employees of the Company as Shareholders and does not materially increase such Shareholders’ obligations hereunder.

Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party; provided, however, that notwithstanding the foregoing, if such amendment or waiver has the effect of affecting the Shares held by the TCV Shareholders (I) in a manner different than securities issued to the other Investors and (II) in a manner adverse to the interests of the TCV Shareholders, then such amendment or waiver shall require the consent of the holders of a majority of the Shares held by the TCV Shareholders. It being understood and agreed upon by the parties hereto that, without limiting the foregoing differences in the amount paid for securities by holders and differences in the number of Shares held by holders (except in the case of an amendment that alters or changes the number or percentage of Shares that a Shareholder must hold to receive certain rights under this Agreement or an amendment to add a new provision to this Agreement, which provision grants rights or imposes obligations upon a Shareholder based on the number or percentage of Shares such Shareholder holds and is not merely pro-rata based on number of Shares held) shall be ignored in determining if such amendment or waiver adversely affects a holder of Shares in a manner different than the other Investors. Any amendment or waiver effected in accordance with this Section 18 (Amendments; Waivers) shall be binding upon the Company and the Shareholders, and each of their respective successors and assigns.

19. Termination. This Agreement shall terminate upon the earlier to occur of (a) the consummation of the Company’s Qualified IPO causing the automatic conversion of its Preferred Shares into Ordinary Shares or (b) fifteen (15) years from the date hereof.

20. Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means (i) in the case of a Founder to the Founder’s address as set forth in the schedules or such other address as the Founder may designate in writing from time to time, (ii) in the case of the Company, to its principal office, (iii) in the case of any Investor which is an original party to this Agreement at the address of such Investor as set forth in the signature pages or schedules hereto or such other address for such Investor as shall be designated in writing from time to time by such Investor; and, (iv) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient and if not sent during normal business hours, then the next Business Day of the recipient.

21. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

22. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement to be brought by or on behalf of any of the parties will be brought or otherwise commenced in any state or federal court located in New York County, the State of New York. With respect to any such action, each party to this Agreement: (i) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the county and city of New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of New York, the State of New York, shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the county and city of New York, the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other parties has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section 22.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

25. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof, including, without limitation, the Prior Agreement. In the event of a conflict or discrepancy between the provisions of this Agreement and the provisions of the Amended and Restated Memorandum and Articles of Association, the provisions of the Amended and Restated Memorandum and Articles of Association shall prevail.

26. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

27. Aggregation of Shares. All Shares held or acquired by any Shareholder and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

28. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

29. Ownership. Each Founder, to his or her knowledge, represents and warrants to the Investors and the Company that: (a) such Founder holds the Shares now held by it free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof and (b) such Founder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Founder.

[Signature Pages Follow.]

The parties have executed this Voting Agreement as of the date first written above.

COMPANY:

OAK PACIFIC INTERACTIVE

By:	/s/ Joseph Chen
Joseph Chen, President and Chief
Executive Officer

	Address:	23/F Jing’an Center, No. 8
Beisanhuan, East Road
Chaoyang District
Beijing, PRC 100028

Fax: (8610) 8522-3008

OAK PACIFIC INTERACTIVE

FOUNDER/JUNIOR PREFERRED INVESTOR SIGNATURE PAGE

TO

AMENDED AND RESTATED RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT,

AMENDED AND RESTATED VOTING AGREEMENT

AND

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, by signing below, the undersigned Founder and/or Junior Preferred Investor agrees to be bound by the terms and conditions of:

1. the Amended and Restated Right of First Offer and Co-Sale Agreement by and among the Company, the Founders and the Investors;

2. the Amended and Restated Voting Agreement by and among the Company, the Founders and the Investors; and

3. the Amended and Restated Investors’ Rights Agreement by and among the Company, the Founders and the Investors.

NAME

Signature

Date

Signature of Spouse (if applicable)

If an entity:

By:

Name:

Title:

Date:

OAK PACIFIC INTERACTIVE

SIGNATURE PAGE TO THE AMENDED AND RESTATED VOTING AGREEMENT

NEW INVESTORS:

By:

By:
Name:
Title:

OAK PACIFIC INTERACTIVE

SIGNATURE PAGE TO THE AMENDED AND RESTATED VOTING AGREEMENT

SERIES C INVESTORS:

General Atlantic Partners (Bermuda), L.P.
By: GAP (Bermuda) Limited, its general partner

By:
Name:
Title:

GAP-W International LP

By:
Name:
Title:

GapStar, LLC
By: General Atlantic LLC, its sole member

By:
Name:
Title:

GAP Coinvestments III, LLC

By:
Name:
Title:

GAP Coinvestments IV, LLC

By:
Name:
Title:

GAPCO GmbH & Co. KG
By: GAPCO Management GmbH,
its general partner

By:
Name:
Title:

GAP Coinvestments CDA, L.P.
By: General Atlantic LLC,
its general partner

By:
Name:
Title:

Address for the General Atlantic Shareholders:

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

USA

Fax: (203) 302-3044

Attention: David A. Rosenstein, Esq.

General Atlantic Partners (Bermuda), L.P.

GAP-W International LP

Clarendon House

Church Street

Hamilton HM11

Bermuda

GAPCO GmbH & Co. KG

c/o General Atlantic GmbH

Koenigsallee 62

40212 Düsseldorf

Germany

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax: (212) 757-3990

Attention: Douglas A. Cifu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison

12/F, Hong Kong Club Building

3A Chater Road, Central

Hong Kong

Fax: (852) 2536-9622

Attention: Jeanette K. Chan, Esq.

OAK PACIFIC INTERACTIVE

SIGNATURE PAGE TO THE AMENDED AND RESTATED VOTING AGREEMENT

TCV V, L.P., a Delaware Limited Partnership
By:	Technology Crossover Management V, L.L.C.
Its:	General Partner

By:	/s/ Robert Bensky
Name: Robert Bensky
Title: Attorney in Fact

TCV Member Fund, L.P., a Delaware Limited Partnership
By:	Technology Crossover Management V, L.L.C.,
Its:	General Partner

By:	/s/ Robert Bensky
Name: Robert Bensky
Title: Attorney in Fact

Mailing Address:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

Attention: Carla Newell

Phone:  (650) 614-8200

Fax:      (650) 614-8222

with a copy to:

Technology Crossover Ventures

56 Main Street, Suite 210

Millburn, New Jersey 07041

Attention: Robert C. Bensky

Phone:  (973) 467-5320

Fax:      (973) 467-5323